Item 77C

Money Market Portfolio, Government Securities Portfolio and Tax-Exempt Portfolio, each a series of CASH ACCOUNT TRUST

The Proxy Statement on Schedule 14A for Money Market Portfolio, Government Securities Portfolio and Tax-Exempt Portfolio, each a series of Cash Account Trust (File No. 811-5970) is incorporated by reference to the Definitive Proxy Statement for such funds filed with the Securities and Exchange Commission on February 21, 2002.